Exhibit 99.1

Dexcom Appoints Renée Galá to Board of Directors

SAN DIEGO - (BUSINESS WIRE-March 10, 2025) - DexCom, Inc. (NASDAQ:DXCM), the global leader in glucose biosensing, today announced the appointment of Renée Galá to its Board of Directors, effective March 6, 2025.

Ms. Galá is an accomplished executive with significant financial, strategic and operational leadership experience across the life sciences sector. She currently serves as President and Chief Operating Officer of Jazz Pharmaceuticals Public Limited Company, a global biopharmaceutical company with greater than $4 billion in total revenues in 2024 whose purpose is to innovate to transform the lives of patients and their families. In this role for Jazz Pharmaceuticals, Ms. Galá oversees global business operations including commercial operations, research and development, manufacturing, corporate strategy and quality. She brings to the Dexcom Board a strong track record of strategic and financial leadership at high-growth companies, including oversight of key international expansion initiatives and business development collaborations.

“We are excited to announce Renée’s appointment to the Dexcom Board today and benefit from her insights,” said Kevin Sayer, chairman, president and CEO at Dexcom. “Dexcom has a unique opportunity ahead of us to empower greater metabolic health for millions of people around the world. Renée’s extensive experience guiding global finance and global operations including commercial and R&D to drive growth and create shareholder value provides an excellent fit at this key point in Dexcom’s journey.”

About Renée Galá
Renée Galá has served as the President and Chief Operating Officer of Jazz Pharmaceuticals Public Limited Company, a biopharmaceutical company, since 2023. From 2020 to 2023, Ms. Galá served as Executive Vice President and Chief Financial Officer of Jazz Pharmaceuticals. From January to June 2019, Ms. Galá served as the Chief Financial Officer of GRAIL, Inc., a private healthcare company focused on the early detection of cancer. Prior to that, from December 2014 to January 2019, she served as Senior Vice President and Chief Financial Officer of Theravance Biopharma, Inc., a biopharmaceutical company, following its spin-out from Theravance, Inc. (now INVA). Ms. Galá joined Theravance in 2006 and held various roles in the finance organization before leading the company’s spin-out transaction.
Prior to that, Ms. Galá served in various roles in global treasury, pharmaceutical sales and corporate strategy/business development at Eli Lilly and Company, a global pharmaceutical company, from 2001 to 2006. Before joining Eli Lilly, Ms. Galá spent seven years in the energy industry in positions focused on corporate finance, project finance, and mergers and acquisitions.

Ms. Galá has served as a non-executive director for multiple companies in the biotech/life sciences industry, including Gossamer Bio, Gyroscope Therapeutics (acquired by Novartis), and Corcept Therapeutics. Ms. Galá holds a B.S. in Mathematics from Vanderbilt University and an M.B.A. from Columbia Business School.

About DexCom, Inc.
Dexcom empowers people to take control of health through innovative biosensing technology. Founded in 1999, Dexcom has pioneered and set the standard in glucose biosensing for more than 25 years. Its technology has transformed how people manage diabetes and track their glucose, helping them feel more in control and live more confidently.

Dexcom. Discover what you’re made of. For more information, visit www.dexcom.com.

Category: IR

Media Contact
James McIntosh
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mediarelations@dexcom.com

Investor Contact
Sean Christensen
858-203-6657
investor-relations@dexcom.com